EQUITABLE
LOGO
           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                 1285 AVENUE OF THE AMERICAS, NEW YORK, N.Y. 10019

Effective as of July 1, 1983, or your Participation Date, whichever is later, we have amended your Certificate issued under Group Annuity Contract No. 13455 as follows:

     The third paragraph of Section 4.01 (Annuity Benefit) has been revised to read:

     The term "Amount Applied" means the portion of the Annuity value which the Participant elects to apply toward an Annuity Benefit pursuant to
     Section 4.02, less any applicable State Premium Tax as determined by Equitable, less, for new IRA Participants on and after July 1, 1983, a one time administrative fee of $175.

          THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

                                            /s/ Rodney L. Enochs
                                                -----------------------------
                                                Vice President and Secretary

                                            /s/ Coy Eklund
                                                -----------------------------
                                                President

          THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

Agrees

* To allocate the contributions made on the Participant's behalf under the Contract to the Account maintained for the Participant,

* To provide an annuity, periodic distribution, or cash value benefit at the Participant's Retirement Date; and

* To provide the Participant with the other rights and benefits of this certificate.

These agreements are subject to the provisions of this certificate.

TEN DAYS TO REVIEW -- The Participant may end participation under the Contract and cancel this certificate by mailing it to Equitable (address shown on page 3) within ten days after receipt. If the Participant does this, Equitable will refund any contribution made under the Contract on the Participant's behalf, or, if greater, with respect to contributions to the Separate Accounts, the Participant's Account Balance in those Separate Accounts on the date the cancelled certificate is received by Equitable.

ASSETS HELD IN CONNECTION WITH THE CONTRACT MAY BE HELD IN ONE OR MORE SEPARATE ACCOUNTS MAINTAINED BY EQUITABLE AND MAY INCREASE OR DECREASE IN VALUE AS DESCRIBED IN THE CONTRACT.

                                   CONTENTS

 PART I       -- Definitions              Page 4
PART II       -- The Separate Accounts    Page 7
PART III      -- Participant's Account    Page 10
PART IV       -- Annuity Benefits         Page 18
PART V        -- General Provisions       Page 23

CERTIFICATE AND CONTRACT:

* Equitable certifies that the Participant named on page 3 is included under the Group Annuity Contract (the "Contract") designated on page 3, all pertinent provisions of which are set forth below.

* This certificate is valid only if participation under the Contract has not been terminated as described in the Contract and is subject to amendment as may be required pursuant to Section 5.02.

* The Contract is issued in consideration of the payment to Equitable of the contributions under the Contract.

*       The statements on the following pages are part of this certificate.

 PARTICIPANT:                            IRA Q. DOE
CERTIFICATE NUMBER:                      000 00 0000
ENROLLMENT DATE:                         November 1, 1982
RETIREMENT DATE:                         July 1, 2000
CONTRACT HOLDER:                         UNITED STATES TRUST COMPANY OF
                                         NEW YORK
GROUP:                                   Association of XYZ
GROUP NUMBER:                            1234567890
GROUP ANNUITY CONTRACT NUMBER:           AC 5361
INITIAL PARTICIPANT SERVICE CHARGE:      $7.50 per calendar quarter with the right reserved by Equitable to change such amount in accordance with Section 3.08.
MINIMUM CONTRIBUTION                     $250--(for contributions other than through payroll
 REQUIREMENT:                            deductions)

AVAILABLE INVESTMENT ACCOUNTS:

                  APPLICABLE
   INVESTMENT     INVESTMENT
    ACCOUNT         MEDIUM     INVESTMENTS                               INVESTMENT MANAGEMENT FEE
--------------  -------------- ----------------------------------------  -------------------------------------
Guaranteed          General    Not Applicable                            Not Applicable
Rate Account        Account

Money Market        No. 301    Primarily in short-term money market      0.35% of first $250 million
Account                        instruments                               0.325% of next $250 million
                                                                         0.30% of excess over $500 million

Common Stock        No. 302    Primarily in common stocks                0.50% of first $250 million
Account                                                                  0.45% of next $250 million
                                                                         0.40% of excess over $500 million

Bond Account        No. 303    Primarily in publicly-traded debt         0.35% of first $250 million
                               securities                                0.325% of next $250 million
                                                                         0.30% of excess over $500 million

Balanced            No. 304    Primarily in a diversified portfolio of   0.50% of first $250 million
Account                        publicly-traded common stock and debt     0.45% of next $250 million
                               securities, and short-term money market   0.40% of excess over $500 million
                               instruments



EQUITABLE OFFICE: EQUITABLE RETIREMENT PRODUCTS CENTER
                  P.O. BOX 1910
                  Boston, Massachusetts 02105

                          TABLE OF GUARANTEED VALUES

                        ISSUE AGE 35 MALE           $1000 ANNUAL CONTRIBUTION

     NUMBER OF YEARS       GUARANTEED   GUARANTEED PAID UP MONTHLY
SINCE FIRST CONTRIBUTION   CASH VALUE       ANNUITY AT AGE 65*
------------------------  ------------ --------------------------
           1                   999.66               4.87
           2                 2,000.00              16.54
           3                 3,000.00              27.86
           4                 4,000.00              38.86
           5                 5,000.00              49.53
           6                 6,013.60              59.90
           7                 7,123.70              69.96
           8                 8,267.10              79.73
           9                 9,444.80              89.21
           10               10,657.83              98.42
           11               11,907.25             107.36
           12               13,194.16             116.04
           13               14,519.67             124.47
           14               15,884.95             132.65
           15               17,291.19             140.59
           16               18,739.61             148.30
           17               20,231.49             155.79
           18               21,768.12             163.06
           19               23,350.85             170.12
           20               24,981.07             176.97
           25               33,895.74             208.35
           27(Age 62)       37,847.26             219.66
           30(Age 65)       44,230.30             235.42

THE TABLES ILLUSTRATE MINIMUM GUARANTEED VALUES AND ASSUME A HYPOTHETICAL $1000 CONTRIBUTION MADE ANNUALLY ON THE ENROLLMENT DATE. THE GUARANTEED CASH VALUE TABLE REFLECTS A QUARTERLY PARTICIPANT SERVICE CHARGE OF $7.50 (SEE
SECTION 3.08) AND A PREMATURE WITHDRAWAL CHARGE OF UP TO 7% OF THE ACCOUNT BALANCE (SEE SECTION 1.06). THE TABLES ASSUME THAT 100% OF ALL CONTRIBUTIONS ARE ALLOCATED TO AND REMAIN IN THE GUARANTEED RATE ACCOUNT.

YOUR ACTUAL GUARANTEED VALUES MAY DIFFER FROM THOSE SHOWN ABOVE, DEPENDING ON THE LEVEL AND FREQUENCY OF YOUR CONTRIBUTIONS AND THE PARTICIPANT SERVICE CHARGE APPLICABLE.

*ASSUMES FULL CASH REFUND ANNUITY.

                            PART I -- DEFINITIONS

SECTION 1.01 ANNUITY

The term "Annuity" means an individual retirement annuity meeting the requirements of Section 408(b) of the Internal Revenue Code.

SECTION 1.02 PARTICIPANT

The term "Participant" means (i) a person who has been enrolled by Equitable under the Contract through an Administrative Agreement, and (ii) the spouse of any such person if such spouse has also been enrolled by the Equitable under the Contract. A person shall become enrolled under the Contract on the date, hereinafter called the "Enrollment Date", on which Equitable receives an enrollment form made available by Equitable and completed in a manner satisfactory to, and accepted by, Equitable. A person who has been enrolled under the Contract shall be a Participant-owner under the certificate issued pursuant to Section 5.09 during the person's life time provided a contribution is made for the Participant within 120 days of the Enrollment Date.

SECTION 1.03 GROUP

The term "Group" includes, but is not necessarily limited to, a corporation, labor organization or association thereof, governmental or quasi-governmental body, partnership, sole proprietorship, trade or professional association, or any other group or entity entering into an Administrative Agreement, as specified on page 3.

SECTION 1.04 ADMINISTRATIVE AGREEMENT

   The term "Administrative Agreement" means a written understanding between the Group and Equitable which, among other things, may describe

   (i) procedures for facilitating the enrollment of Participants under the Contract,

   (ii) procedures pursuant to which contributions may be made under the Contract by or on behalf of Participants (including payroll deduction, direct contributions by the Participants, or a combination thereof),

   (iii) procedures for facilitating the communication to Participants of information prepared by Equitable concerning the Contract and enrollment and contributions thereunder, and

   (iv) the extent to which the Group will perform any services in connection with the Contract which would otherwise be performed by Equitable.

SECTION 1.05 RETIREMENT DATE

The term "Retirement Date" means the date on which the Participant will attain the retirement age specified by the Participant in the

GUARANTEE ACCRUED VALUE: A Participant's Accrued Value with respect to a particular Guarantee will be equal to the sum of that Participant's contributions assigned to that Guarantee, including transfers, plus the amount of interest credited with respect to that Guarantee, minus the sum of the withdrawals made with respect to that Guarantee, including transfers and Withdrawal Charges, defined below, and any applicable Participant Service Charges, as set forth in Section 3.08. Such Accrued Value will be credited with interest daily at an annual effective rate of interest equal to the Guarantee Rate.

GUARANTEE WITHDRAWAL CHARGE: Any transfers or withdrawals with respect to a Guarantee prior to the end of the Duration of that Guarantee, except for withdrawals for Participant Service Charges as set forth in Section 3.08, for death or disability benefits as set forth in Section 3.10, or upon the election of any Annuity Benefit pursuant to Section 4.03, will be subject to a Withdrawal Charge. The Withdrawal Charge will be equal to the lesser of (i) 7% of the amount transferred or withdrawn (including the amount of such Withdrawal Charge), and (ii) the "interest attributable" to the amount transferred or withdrawn, defined as (a) times the excess of (b) over (c), where

     (a) is the amount transferred or withdrawn from a Guarantee divided by the Participant's Accrued Value with respect to that Guarantee;

     (b) is such Accrued Value; and

     (c) is the excess to date of (i) the Participant's Contributions, including transfers, assigned to that Guarantee over (ii) "Net Withdrawals" with respect to that Guarantee.

The "Net Withdrawals" with respect to a Guarantee are the actual amounts credited to a Participant through transfers with respect to that Guarantee pursuant to Section 3.05, and the actual amounts paid to a Participant through partial withdrawals with respect to that Guarantee pursuant to
Section 3.06, exclusive of any withdrawal charges assessed. Withdrawals of Participant Service Charges from a Guarantee are not included in Net Withdrawals.

SECTION 1.07 STATE PREMIUM TAXES

The term "State Premium Taxes" means any premium tax applicable to individual retirement annuities.

                       PART II -- THE SEPARATE ACCOUNTS

SECTION 2.01 SEPARATE ACCOUNTS

The term "Separate Accounts" means the separate accounts maintained by Equitable, specified as available investment media on page 3, to which portions of its assets have been allocated for the Contract and certain other contracts.

It is contemplated that investments in the Separate Accounts will, at most times, consist of the investments indicated on page 3. Equitable may, however, at its discretion invest the assets of a Separate Account in any investment permitted by applicable law. Equitable may rely conclusively on the opinion of counsel (including attorneys in its employ) as to what investments it is permitted by law to make. The assets of each Separate Account may be temporarily held uninvested for such periods as Equitable may determine.

In lieu of making such investments directly, Equitable reserves the right, subject to applicable law, to operate any Separate Account as a "unit investment trust" under the Investment Company Act of 1940, or in any other form permitted by law, which invests all or part of its assets in shares or units of a fund the investment adviser of which may be Equitable or controlled by Equitable. The fund asses would be invested as provided above with respect to the Separate Account.

All income and all gains and losses, whether or not realized, from assets allocated to a Separate Account will be credited to or charged against that Separate Account without regard to the other income, gains, or losses of the Equitable.

Equitable reserves the right, subject to compliance with applicable law, including approval of the Contract Holder or Participants if required, (1) to create new separate accounts, (2) to combine any two or more Separate Accounts, (3) to transfer assets determined by Equitable to be attributable to the class of contracts to which the Contract belongs from any of the Separate Accounts to another separate account by withdrawing the same percentage of each investment in that Account with appropriate adjustments to avoid odd lots and fractions, (4) to cause the registration or deregistration of a Separate Account under the Investment Company Act of 1940, (5) to operate a Separate Account under the direction of a committee, and to discharge such committee at any time, and (6) to restrict or eliminate any voting rights of Participants or other persons who have voting rights as to a Separate Account.

Assets of the Separate Accounts are subject to charges, to be made as described in the Net Assets provision of Section 2.02.

The assets of each of the Separate Accounts are the property of Equitable; however, the portion of the assets of each Separate Account equal to the reserves and other contract liabilities with respect to such Separate Account shall not be chargeable with liabilities arising out of any other business Equitable may conduct. Equitable reserves the right to transfer assets of the Separate Account in excess of such reserves and contract liabilities to the general account of Equitable.

SECTION 2.02 DEFINITIONS RELATING TO THE SEPARATE ACCOUNTS

VALUATION PERIOD: The Valuation Period for Separate Account No. 301 starts from the close of trading on the New York Stock Exchange and ends at the corresponding time on the next Business Day. A Business Day for Separate Account No. 301 is any day on which the New York Exchange is open for trading.

The Valuation Period for each Separate Account except Separate Account No. 301 starts from the close of trading on all the National Securities Exchanges on a Business Day and ends at the corresponding time on the next Business Day. A Business Day is any day on which any national Securities Exchange is open for trading. A National Securities Exchange is one that is registered as such under the Securities Exchange Act of 1934.

NET ASSETS: For a Separate Account, the Net Assets equal the value of the assets in the Separate Account at the close of business of a Valuation Period, minus the sum of (1) Expenses, and (2) any amount charged against the Separate Account in such Valuation Period for taxes or for amounts set aside by Equitable as a reserve for taxes attributable to the maintenance or operation of the Separate Account.

NET INVESTMENT FACTOR: For a Separate Account, the Net Investment Factor for a Valuation Period is the Net Assets at the close of business of a Valuation Period (but before giving effect to any amounts allocated or amounts withdrawn during that Valuation Period), divided by the Net Assets at the close of business of the preceding Valuation Period.

UNIT: The Unit is a unit used in determining the value of the interest of a Participant's Investment Account in a Separate Account while an Account for such Participant is being maintained under the Contract.

UNIT VALUE: The initial Unit Value for each Separate Account has been established at $10.00. The Unit Value for each subsequent Valuation Period with respect to that Separate Account is the Unit Value for the immediately preceding Valuation Period multiplied by the Net Investment Factor for such subsequent Valuation Period.

EXPENSES: For a Valuation Period, the Expenses which may be charged to a Separate Account are as follows:

(1) Any amount charged against the Separate Account by Equitable during such Valuation Period to cover certain expenses incurred in the organization and operation of the Separate Account, including, but not limited to, taxes, interest, brokerage fees and commissions, if any, fees of the Separate Account Committee members who are not affiliated with Equitable, Committee meeting costs, Securities and Exchange Commission fees and certain related expenses including printing of registration statements and amendments, charges relating to custody of securities, certain insurance premiums, outside auditing and legal expenses, and certain of the costs of maintaining participant services.

(2) The daily charge against the Separate Account for each day in such Valuation Period for administrative expense charges is calculated on the basis of an effective annual rate of 0.25% of the value of the assets in the Separate Account.

(3) The daily charge against the Separate Account for each day in such Valuation Period for investment management services is calculated on the basis of the effective annual rate stated on page 3 of the value of the assets then in the Separate Account.

If the aggregate expenses of the Separate Account for a calendar year (including the charges described in sub-paragraphs (1), (2) and (3) of this definition but excluding interest, taxes, brokerage and, with the consent of appropriate state regulatory authorities, extraordinary expenses) should exceed a charge determined on the basis of an effective annual rate of (i) 1.0%, as to Separate Account No. 301, or (ii) 1.5%, as to Separate Account No. 302, Separate Account No. 303, and Separate Account No. 304, of the assets in such Separate Account during such calendar year, then Equitable shall reimburse the Separate Account for the excess.

The value of the assets in the Separate Accounts, shall be taken at their market value, or where there is no readily available market, their fair value, as determined in accordance with accepted accounting practices, and applicable laws and regulations.

                      PART III -- PARTICIPANT'S ACCOUNT

SECTION 3.01 ACCOUNTS

Equitable will maintain at least one Account under the Contract for each Participant; an additional Account will be maintained for the Participant with respect to each rollover contribution made pursuant to Subsection 2 of
Section 3.04 if such contribution was derived from an employee benefit plan described in Section 401(a) of the Internal Revenue Code or a tax sheltered annuity described in Section 403(b) of the Internal Revenue Code. Each such Account will contain one or more sub-accounts, hereinafter called "Investment Accounts." The Investment Accounts made available to the Participant are as stated on page 3. Any amounts allocated to an Investment Account will either become part of the general assets of Equitable ("General Account") which support the guarantees of the Contract and other contracts, or part of the Separate Account applicable to that Investment Account, as stated on page 3.

Any amounts withdrawn from an Investment Account will no longer be part of the General Account or the applicable Separate Account.

SECTION 3.02 ACCOUNT BALANCES OF INVESTMENT ACCOUNTS

On any day, the Account Balance of a Participant's Investment Account, other than the Guaranteed Rate Account, will be equal to the product of the number of Units in that Investment Account on that date and the Unit Value for the applicable Separate Account for the Valuation Period which includes that date. The number of Units in such an Investment Account on any date will be equal to the sum of any Units credited to that Investment Account minus the sum of any Units charged against that Investment Account. On any Valuation Date when a designated amount is allocated to or withdrawn from such an Investment Account, the Investment Account will be credited or charged, as the case may be, with a number of Units determined by dividing the designated amount by the applicable Unit Value for the Valuation Period which includes that date.

On any day, the Account Balance of a Participant's Guaranteed Rate Account will be equal to the sum of the Accrued Values, on such day, with respect to all the Guarantees to which contributions of the Participant have been assigned. On any day, a Participant's Cash Value with respect to a particular Guarantee will be equal to the Accrued Value with respect to that Guarantee minus any applicable Withdrawal Charge, as set forth in Section 1.06.

SECTION 3.03 CONTRIBUTIONS

The Participant may have contributions made on such dates and in such amounts as the Participants may determine, subject to the following conditions:

1. Contributions may be made for the Participant through an Administrative Agreement. Any contribution made for the Participant by any means other than through payroll deduction by the Participant's employer pursuant to an Administrative Agreement may be made only subject to Equitable's rules then in effect, provided that each such contribution equals at least the minimum contribution requirement stated on page 3. Such minimum contribution requirement shall not be applicable if it would prevent the Participant from contributing up to the maximum deductible contribution allowed the Participant in the Participant's then current taxable year.

2. A contribution may be made under the Contract for a Participant consisting of amounts derived from a rollover contribution from any of the following in which the Participant had an interest: (i) an individual retirement account or bond; (ii) an individual retirement annuity contract other than this Contract; (iii) an employee benefit plan qualified under Section 401(a) of the Internal Revenue Code; or
        (iv) a tax sheltered annuity described in Section 403(b) of the Internal Revenue Code.

3. Any contribution allocated to a Participant's Guaranteed Rate Account which is not made by payroll deduction must be received by Equitable during the [first fifteen calendar days] of the Contribution Quarter for the Guarantee to which the allocation is assigned. That portion of any contribution received after the [first such fifteen calendar days] which is allocated to the Guaranteed Rate Account will be deemed a contribution made without appropriate direction and allocated in accordance with subsection 3 of Section 3.04.

4.      Equitable reserves the right:

     a. to refuse to accept a contribution for Participant's taxable year if such contribution would bring the aggregate amount of contributions for such taxable year to more than $2,000,

     b. upon the advance written request of the Participant's employer, to establish a minimum contribution requirement with respect to contributions made by the Participant through payroll deduction by the Participant's employer pursuant to an Administrative Agreement,

     c. to change the minimum contribution requirement referred to in subsection 1 of this Section, and

     d. to change the contribution timing requirement in subsection 3 of this Section.

5. Any contribution will be deemed by Equitable to be made for the Participant's current taxable year unless the Participant specifies in writing to Equitable, subject to applicable requirements of the Internal Revenue Code and regulations thereunder, that such contribution is for the Participant's prior taxable year.

SECTION 3.04 ALLOCATIONS

The Participant will direct the allocation of each contribution made for the Participation to the Participant's Investment Accounts, subject to the following conditions:

1. The Participant's direction of the allocation of contributions to the Participant's Investment Accounts shall be in terms of whole percentages.

2. Allocations will be made as of the date on which Equitable receives the contribution (a) as provided in the Administrative Agreement in the case of payroll deductions or (b) at the address shown on page 3 in the case of contributions other than through payroll deductions.

3. Any contribution made without appropriate direction as to its allocation will be allocated to the Money Market Account.

4. The Participant may upon written notice to Equitable, change the allocation of future contributions. Except with respect to allocations to the Guaranteed Rate Account which must be received within the first 15 days of a Contribution Quarter, if a contribution made other than through payroll deduction accompanies the written notice, the change shall be effective as of the date of receipt of the contribution. Allocation changes unaccompanied by a check shall be effective as the date of the first contribution received after Equitable's receipt of the Participant's written notice, or, in the case of the Guaranteed Rate Account, at the beginning of the next Contribution Quarter. Equitable reserves the right to limit, upon at least 90 days advance notice to the Participant, the number of such changes allowed in a calendar year, and, with respect to the Guaranteed Rate Account, the timing and effective date of such allocation changes.

5. If Equitable offers more than one Guarantee during a Contribution Quarter, contributions allocated to the Participant's Guaranteed Rate Account during that Contribution Quarter will be allocated among the Guarantees receiving contributions during such Contribution Quarter in accordance with the instructions of the Participant. If contributions are received with instructions for allocation to Guarantee Durations which differ from those being offered during that Contribution Quarter, the part of the contribution which cannot be allocated in accordance wit those instructions will be assigned to the Guarantee with the next shorter Duration to which contributions are being assigned during that Contribution Quarter, or, if contributions are not being assigned to a Guarantee with a shorter Duration than that requested, to the Guarantee of the shortest Duration.

SECTION 3.05 TRANSFERS

A Participant may transfer amounts among the Investment Accounts maintained for the Participant under the Contract, subject to the following conditions:

1. The request for the transfer must be made in writing and will be effective as of the later of the date specified in such request and the date Equitable receives such request, except as set forth in subsection 4 below. Telephone transfers may also be permitted if authorized by the Participant in writing.

2. The amount so transferred will be allocated as of the date of transfer to the Investment Account, or among the Investment Accounts, selected by the Participant, except as set forth in subsection 4 below.

3. If only a part of the amount in an Investment Account is to be transferred, such transfer will be made only if the amount to be transferred is at least $250. Upon at least 90 days advance notice to the Participant, Equitable may change the dollar amount appearing in the immediately preceding sentence.

4. A transfer to the Guaranteed Rate Account from any of the other Investment Accounts may be made only during the first fifteen calendar days of a Contribution Quarter. Transfers may not be made from one Guarantee in the Guaranteed Rate Account to another. Transfers from a Guarantee in the Guaranteed Rate Account may not be made during the Contribution Quarter with respect to that Guarantee, except that amounts assigned to that Guarantee from a Guarantee ending on the last day of the previous calendar quarter may be transferred from the new Guarantee during the first 15 days of the Contribution Quarter. Any other transfer may be made at any time.

5. Upon at least 90 days advance notice to the Participant, Equitable may limit the number of transfers that a Participant may make in any twelve month period or limit the circumstances under which transfers may be made to or from the Guaranteed Rate Account.

6. Transfers from the Guaranteed Rate Account are subject to the Withdrawal Charge described in Section 1.06.

SECTION 3.06 PARTIAL WITHDRAWALS

A Participant may elect by written notice to Equitable to make a partial withdrawal from the Participant's Account on or before such Participant's Retirement Date, subject to Equitable's advance written consent if such withdrawal is for an amount of less than $250. If such election would result in the sum of the amounts then in the Participant's Investment Accounts being less than $10, Equitable will deem such election to be instead an election by the Participant to terminate participation under the Contract and will make the payment described in Section 3.09 in lieu of any payment under this Section unless the Participant requests that the Certificate issued pursuant to Section 5.09 be permitted to remain in effect and Equitable agrees.

Upon partial withdrawal, Equitable will pay to the Participant the lesser of
(i) the sum of the Account Balances of the Participant's Investment Accounts other than the Guaranteed Rate Account, minus a $5 processing charge, and the Cash Value of the Guaranteed Rate Account, or (ii) the amount of partial withdrawal requested minus a $5 processing charge. Unless Equitable is otherwise directed by the Participant in accordance with Equitable's requirements, the amount so paid will be withdrawn from the Participant's Investment Accounts in proportion to the amount of the Participant's Account Balance in each such Investment Account. The $5 processing charge will be withdrawn from the Investment Accounts other than the Guaranteed Rate Account. Unless otherwise directed by the Participant, withdrawals from the Guaranteed Rate Account will be made from the Guarantee with the most recent Contribution Quarter of each Duration (that is, one year, three year and so forth) represented in the Participant's Guaranteed Rate Account in the same proportion that the sum of the Accrued Values of the Participant's Guarantees of each Duration bears to the Account Balance of the Participant's Guaranteed Rate Account, or , if such Accrued Values prove insufficient, from the Guarantee or Guarantees with the next most recent Contribution Quarter.

Notwithstanding anything to the contrary in this Section, withdrawals pursuant to this Section may not be made from a Guarantee in the Guaranteed Rate Account during its Contribution Quarter.

Upon any payment to a Participant pursuant to this Section, Equitable will be released from any and all liability for payments with respect to the contributions from which the amounts so widthdrawn arose.

Payments to the Participant pursuant to this Section may be deferred by Equitable in accordance with the provisions of Section 5.06.

SECTION 3.07 EXPIRATION OF THE GUARANTEE

At the end of the Duration of a Guarantee, Equitable will assign the Accrued Value with respect to that Guarantee (i) to the Guarantee of similar Duration to which contributions are being assigned during the Contribution Quarter next following, (ii) if no Guarantee of similar Duration is being offered, to the Guarantee with the shortest Duration being offered, or (iii) as elected by the Participant pursuant to instructions received on or before the end of the Guarantee.

SECTION 3.08 PARTICIPANT SERVICE CHARGE

AMOUNT:

Once in each calendar quarter, Equitable will withdraw from the Participant's Accounts a Participant Service Charge for each Participant for administrative expenses.

The amount of such charge shall be determined by Equitable but will not be more than a maximum charge of $7.50 for each Participant in each calendar quarter. The amount determined by Equitable will be based on such factors as

(i) the method by which contributions are being made under the Contract (payroll deduction, direct contribution or other), (ii) the number of Participants contributing through the same payroll deduction facility or Group, (iii) the total contributions Equitable estimates will be made pursuant to an Administrative Agreement, (iv) the nature of the Group, (v) the extent to which, as determined by Equitable, the Group provides services pursuant to the Administrative Agreement that Equitable would otherwise provide, (vi) any other circumstances having an impact on Equitable's administrative expense, and (vii) whether the Participant is then receiving payments under the periodic distribution option described in Section 4.04. Each such charge will be withdrawn from the Participant's Investment Accounts in proportion to the amount the Account Balance in each Investment Account bears to the sum of the Account Balances of the Participant's Investment Accounts. Such withdrawals will reduce (i) the Participant's Accrued Values with respect to the Guarantees with the most recent Contribution Quarter of each Duration (that is, one year, three year and so forth) represented in the Participant's Guaranteed Rate Account in the same proportion that the sum of the Participant's Accrued Values with respect to the Guarantees of each Duration bears to the Account Balance of the Participant's Guaranteed Rate Account, or, if such Accrued Values prove insufficient, from the Guarantee or Guarantees with the next most recent Contribution Quarter and so on until sufficient amounts have been withdrawn, and (ii) the number of Units in the Participant's other Investment Accounts.

The initial Participant Service Charge for a Participant shall be stated on page 3.

Equitable reserves the right to withdraw the Participant Service Charge more or less frequently than once each calendar quarter but the amount will never exceed $30 per annum. The Participant Service Charge is deducted first from contributions to the Guaranteed Rate Account, including transfers from the other Investment Accounts, and then from interest accrued. If contributions to the Guaranteed Rate Account are less than $30 in any year, the total Participant Service Charge for that year not exceed the amount of interest in excess of 3% which is credited to the Guaranteed Rate Account in the absence of a service charge.

EMPLOYER PAYMENT:

Pursuant to the terms of the Administrative Agreement the Group may have a contribution made of an amount equal to the Participant Service Charge then due for the Participant. If such a contribution is made, no withdrawal from the Participant's Account will then be made pursuant to this Section.

SECTION 3.09 TERMINATION OF PARTICIPATION

On or before a Participant's Retirement Date, such Participant may elect by written notice to terminate participation under the Contract. As of the date of receipt of such notice, Equitable will determine and, subject to Section 5.06, pay to the Participant the Account Balances of the Participant's Investment Accounts other than the Guaranteed Rate Account minus a $5 processing charge and the Cash Value of the Participant's Guaranteed Rate Account, less the then applicable Participant Service Charge.

Equitable may elect to terminate a Participant's participation under the Contract if no contribution has been made by or on behalf of the Participant for at least three years from the date of the last contribution to the Participant's Account and if the sum of the Account Balances of the Participant's Investment Accounts does not exceed $2,000 or would, if it were then the Participant's Retirement Date, provide an Annuity Benefit of less than $20 per month. As of such date, Equitable will determine and, subject to
Section 5.06, pay to the Participant the sum of the Account Balances of the Participant's Investment Accounts minus the then applicable Participant Service Charge.

Upon payment to a Participant pursuant to this Section, Equitable will be released from any and all liability for payments with respect to the contributions from which the sum of the amounts then in the Participant's Investment Accounts arose.

SECTION 3.10 DEATH OR DISABILITY BENEFIT

If a Participant dies or becomes disabled within the meaning of Section 408(f)(3) of the Internal Revenue Code while an Account for such Participant is being maintained under the Contract, Equitable, upon receipt of due proof of such death or disability, will pay the sum of the Account Balances of the Participant's Investment Accounts as of the date such proof is received, minus any Participant Service Charge then applicable, in a single sum to the Participant or the beneficiary designated by the Participant to receive such payment.

Payment to the beneficiary may be deferred by Equitable in accordance with the provisions of Section 5.06.

Upon any payment made pursuant to this Section, Equitable will be released from any and all liability for payment with respect to the contributions made for the Participant.

SECTION 3.11 OPTIONAL MODES OF SETTLEMENT

Any Participant may elect that the whole or any part of any amount that would otherwise be payable to the Participant's beneficiary in a single sum be paid to such beneficiary under an optional mode of settlement, subject to the Equitable's rules in effect at the time of election. The beneficiary may make such an election after the Participant's death if no such election made by the Participant is then in effect.

Any payee under an optional mode of settlement elected pursuant to this Section may designate (with the right to revoke or to change such designation) a beneficiary to receive any amount that, in the absence of such designation, would be payable to such payee's executors or administrators.

Any election of an optional mode of settlement may be revoked or changed by the Participant at any time before a payment is made thereunder. Any election, designation, revocation, or change shall be effective as of the date written notice is filed with the Equitable at its Home Office.

                         PART IV -- ANNUITY BENEFITS

SECTION 4.01 ANNUITY BENEFIT

The term "Annuity Benefit" means a series of monthly payments with respect to a specified person or persons payable in a specified dollar amount.

The term "Annuity Value" means the amount, determined on the Participant's Retirement Date, equal to the sum of the Account Balances of the Participant's Investment Accounts.

The term "Amount Applied" means the portion of the Annuity Value which Participant elects to apply toward an Annuity Benefit pursuant to Section 4.02, less any applicable State Premium Tax as determined by Equitable.

Each monthly payment under any Annuity Benefit under the Contract will be the amount provided pursuant to Section 4.03.

The Normal Form of Annuity Benefit under the Contract means the Full Cash Refund Annuity form which provides for equal monthly payments to the Participant beginning on the Participant's Retirement Date and ending with the last monthly payment due before the Participant's death, and, upon receipt by Equitable of due proof of the Participant's death, a single sum payment to the beneficiary designated to receive such payment of an amount equal to the excess, if any, of the Amount Applied over the sum of all the annuity payments that have been paid to the Participant under the Contract.

SECTION 4.02 ELECTION AND COMMENCEMENT OF ANNUITY BENEFITS

As of a Participant's Retirement Date, provided such Participant is then living, the Participant's Annuity Value shall be applied to provide an Annuity Benefit on the Normal Form, unless such Participant elects as of such Retirement Date to (i) terminate participation under the Contract and receive the Cash Values of the Participant's Guaranteed Rate Account and the Account Balances of the Participant's other Investment Accounts as a single sum pursuant to Section 3.09, (ii) have payments made under the periodic distribution option described in Section 4.04, (iii) have an Annuity Benefit provided pursuant to Section 4.03 or, subject to Equitable's rules then in effect, any other annuity form or combination of forms offered by Equitable, or (iv) have any combination of the three proceeding options.

Notwithstanding anything to the contrary in the preceding paragraph, Equitable reserves the right to pay the Participant's Annuity Value to the Participant in a single sum if less than $2000 would be applied to provide an Annuity Benefit or less than $20 per month would be payable under the Annuity Benefit or periodic distribution option.

Equitable will provide appropriate notice and election forms to a Participant not more than six months or less than three months before such Participant's Retirement Date.

Equitable has the right to require the Participant to furnish pertinent facts and determinations before providing an Annuity Benefit, and will be fully protected in relying on such information and need not inquire as to the accuracy or completeness thereof.

SECTION 4.03 AMOUNT OF ANNUITY BENEFITS

If a Participant elects an Annuity Benefit, the Amount Applied will be applied as of the Participant's Retirement Date to provide the Annuity Benefit.

The Amount Applied shall provide the Annuity Benefit on the basis of either
(i) the Table of Guaranteed Annuity Payments shown in Section 4.05, (ii) Equitable's current group annuity rates for payment of proceeds for the same class of annuitants, or (iii) Equitable's current group rates for a single consideration immediate annuity for the same class of annuitants, whichever rates would provide a larger benefit to the payee. If such current group annuity rates are used, such Participant's certificates will be replaced by an Equitable supplemental certificate.

The Tables of Guaranteed Annuity Payments set forth the minimum amount of monthly income that $1,000 of Participant's Amount Applied will provide under the Contract on the Full Cash Refund Annuity Form. The amounts of income provided under the Annuity Benefit are based on 3% interest and the 1983 Mortality Table a and Projection Scale G. The amounts of income for ages and annuity forms not shown in the tables will be calculated on the same basis.

Equitable may change, by an amendment to the Contract, the monthly income amounts contained in the Tables of Guaranteed Annuity Payments and the basis for determining such amounts, for new Participants, upon advance notice to the Contract Holder.

SECTION 4.04 PERIODIC DISTRIBUTION OPTION

The Participant may elect pursuant to Section 4.02 to receive the Account Balance of each of the Participant's Investment Accounts other than the Guaranteed Rate Account under the periodic distribution option. Such option, subject to the conditions set forth in the following paragraph, provides a series of monthly installment payments over a number of whole years beginning as of the Participant's Retirement Date, or as soon thereafter as is practicable, such number of whole years being the lesser of (i) the number of whole years designated by the Participant before the Participant's Retirement Date and (ii) the number of years equal to the greater of the life expectancy of the Participant and the joint and last survivor expectancy of the Participant and the Participant's spouse as of the Participant's Retirement Date, rounded to the next lower whole year.

CONDITIONS:

1. No payments may be made under the periodic distribution option from the Guaranteed Rate Account, and no amounts may be retained in the Guaranteed Rate Account while payments are being made under the periodic distribution option.

2. The monthly amount of installment payments shall be computed by Equitable monthly, beginning on the date as of which monthly installment payments commence and, thereafter, as of the first day of each succeeding month. The amount of each such monthly installment payment shall be determined by dividing the sum of the Account Balances of the Participant's Investment Accounts as of the first day of each such month by the number of months then remaining under the periodic distribution option, less a monthly transaction charge of $1.50 which will be deducted from the payment.

3. Each monthly installment payment before deduction of the $1.50 transaction charge will be withdrawn from the Participant's Investment Accounts in proportion to the amount of the Participant's interest in each such Investment Account immediately before such payment is made.

4. The Participant Service Charge will continue to be withdrawn from the Participant's Account in accordance with Section 3.08; during the last whole year of installment payments such charge shall be deducted as necessary from the last monthly installment payments made.

5.      While monthly installment payments are being made,

     (a) the Participant may transfer amounts among the Investment Accounts other than the Guaranteed Rate Account maintained for the Participant pursuant to Section 3.01, but

     (b)    no Contributions may be made for or by the Participant.

6. The Participant may elect by advance written notice to have Equitable cease making monthly installment payments and instead pay in a single sum to the Participant the sum of the Account Balances of the Participant's Investment Accounts minus a $5 processing charge. Upon making such payment Equitable will be released from any and all liability for payments with respect to the contributions made for the Participant from which the payment arose.

7. No monthly installment payment shall be of an amount greater than the sum of the Account Balances of the Participant's Investment Accounts immediately before the due date of such payment.

8. If the Participant dies while monthly installment payments are being made, a single sum death benefit will be paid to the Participant's beneficiary pursuant to Section 3.10 unless the Participant had elected any time prior to the Participant's death that payments under the periodic payment option are to continue in the event of his or her death, in which case the Participant's beneficiary shall receive the remaining periodic payments for the period elected by the Participant. Upon payment of such death benefit, Equitable will be released from any and all liability for payments with respect to the contributions made for the Participant from which the death benefit payment arose.

SECTION 4.05 PAYMENT OF BENEFITS

Any form of benefit elected by the Participant in accordance with Section
4.02 shall have the effect of providing that if the Participant dies before such Participant's interest has been distributed to such Participant, or if distribution has been commenced to such Participant's spouse, and such spouse dies before the entire interest has been distributed to such spouse, the entire interest (or the remaining part of such interest if the distribution thereof has commenced) will, within five years after the death of such Participant (or the death of such Participant's surviving spouse), be distributed. The preceding sentence shall not apply if distribution for period certain limited in accordance with Section 4.04 had commenced prior to the Participant's death.

If a benefit payable under the Contract was based on information about the Participant's age, sex or identity that is subsequently found to be incorrect, such benefit will not be invalidated, but an adjustment on the basis of the correct information will be made in the amount of the benefit payments, or any amount used to provide the benefit, or any combination thereof. Overpayments by Equitable will be charged against and underpayments will be added to any payments thereafter falling due under the Contract with respect to the payee, with interest at the rate of 6% per year. The liability of Equitable with respect to a payee is limited to the correct information and the actual amounts used to provide the benefits then in force with respect to the payee under the Contract. With respect to any other statements required as a condition of issuing a certificate to a Participant pursuant to
Section 5.09, except statements relating to the disability benefit in Section 3.10, the certificate shall be incontestable after it has been in force during the lifetime of the Participant for two years.

If Equitable receives evidence satisfactory to it that (i) a payee entitled to receive any payment under the Contract is physically or mentally incompetent to receive such payment or is a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, Equitable may make the payments (in the case of a minor, at a rate not exceeding $50 a month) to such other person or institution, and will thereupon be fully discharged from all liability with respect thereto.

If an annuity form made available by Equitable provides for payments for a period certain, such as 120 or 180 months, and thereafter during the remaining lifetime of one person, or of at least one of two persons, a payee for payments thereunder may elect, without the concurrence of any other person, to receive the commuted value of any remaining payments, provided no person upon whose life the income depends is surviving.

Evidence of each payee's survival must be furnished to Equitable either by personal endorsement of the check drawn for payment or by other means satisfactory to Equitable.

Equitable will require satisfactory evidence of the age of any person upon whose life an annuity form depends.

                     TABLE OF GUARANTEED ANNUITY PAYMENTS
         (Based on Age Nearest Birthday on Due Date of First Payment)

         Annuity Benefit Payable On The Full Cash Refund Annuity Form
            (Minimum Monthly Income Per $1000 of Account Balance)

                               ANNUITY BENEFIT

 AGE    MALES    FEMALES
-----  ------- ---------
60      $4.47     $4.12
61       4.55      4.19
62       4.65      4.27
63       4.74      4.36
64       4.85      4.45
65       4.95      4.54
66       5.07      4.64
67       5.18      4.74
68       5.31      4.85
69       5.44      4.97
70       5.58      5.09

Amounts applicable for ages or for annuity forms not shown will be calculated by Equitable on the same actuarial basis.

                         PART V -- GENERAL PROVISIONS

SECTION 5.01 CONTRACT

The Contract constitutes the entire Contract between the parties and the provisions of the Contract alone will govern with respect to the rights and obligations of Equitable. The provisions of the Contract will be applied separately with respect to each Participant. Nothing in the enrollment form referred to in Section 1.02, the custodial agreement referred to in Section
5.08 nor any modification, amendment, or supplement to any such documents will in any way be construed to enlarge, change, vary or in any other way affect the obligations of Equitable as expressly provided in the Contract.

The Contract may not be modified as to Equitable, nor may any of Equitable's rights or requirements be waived, except in writing and by an authorized officer of Equitable. The Contract may be changed by amendment or replacement upon agreement between the Contract Holder and Equitable without the consent of any other person provided that such change does not reduce any Cash Value, Account Balance, Annuity Value or Annuity Benefit provided before such change and provided that no rights, privileges or benefits which have accrued to any Participant under the Contract may be reduced or forfeited except by the express consent of such Participant.

SECTION 5.02 STATUTORY COMPLIANCE

Equitable reserves the right to amend the Contract without the consent of any other person in order to comply with applicable laws and regulations. Such right shall include, but shall not be limited to, the right to conform the Contract and any certificate to reflect changes in the Internal Revenue Code, or in regulations or published rulings of the Internal Revenue Service, so that each such certificate will continue to be an Annuity covered under
Section 72 of the Internal Revenue Code.

Any Annuity Benefit, Cash Value, Account Balance, or death or disability benefit available under a certificate issued pursuant to the Contract shall not be less than the minimum benefits required by any statute of the state in which the certificate is delivered.

SECTION 5.03 ASSIGNMENTS AND NON-TRANSFERABILITY

The entire interest of any Participant under the Contract is non-forfeitable.

No interest of a Participant under the Contract may be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than Equitable.

No amount payable under the Contract may be assigned or encumbered by the payee and, to the extent permitted by law, no such amount will in any way be subject to any claim against such payee.

SECTION 5.04 BENEFICIARY

Each Participant, as of such Participant's Enrollment Date is to provide Equitable with an initial designation of a beneficiary or beneficiaries entitled to receive any payment with respect to such Participant becoming due to such Participant under the Contract. The Participant may change such designation from time to time. Any such designation or change will be made by written notice on a form satisfactory to Equitable. A change will, upon receipt at a designated Equitable Office, take effect as of the time the written notice was signed, whether or not the Participant is living on the date of receipt, but without further liability as to any payment or other settlement made by Equitable before receipt of such change.

Unless otherwise specified in the designation, if a Participant has designated two or more persons as beneficiary, the beneficiary will be the designated person or persons who survive the Participant, and if more than one survive they will share equally.

If upon the death of a person these is no designated beneficiary then living entitled to receive any single sum payment or any remaining periodic payments then becoming due to a beneficiary with respect to a Participant, Equitable shall pay such single sum payment or the commuted value of such periodic payments to the first surviving class of the following classes of successive preference beneficiaries: (a) the Participant's widow or widower, (b) the Participant's surviving children, (c) the executors or administrators of the person upon whose death the payment becomes due.

Any commuted value shall be determined on the basis of compound interest at the rate determined by Equitable as consistent with the actuarial basis used in providing the annuity benefit.

If the Participant so elects in writing, any amount that would otherwise be payable to the beneficiary in a single sum may be applied to provide an Annuity Benefit, on the form of annuity elected by the Participant with respect to the beneficiary, subject to Equitable's rules then in effect. If at the death of a Participant there is no election in effect to apply the Death Benefit to provide an Annuity Benefit, the beneficiary may make such an election.

SECTION 5.05 FUTURE PARTICIPANTS

Equitable reserves the right at its sole discretion to curtail or prohibit further enrollment as Participants under the Contract of any individuals who are not currently participating under the Contract as of such date of curtailment or prohibition.

SECTION 5.06 DEFERMENT

Except as provided in this Section, payments by Equitable from the Participant's Account pursuant to the provisions of Sections 3.06, 3.09, and
Section 3.10 will be made within seven days after receipt of a written request for such surrender or withdrawal, or receipt of due proof of death or disability of the Participant.

During any period when (i) the sale of securities or the determination of the Unit Value is not reasonably practicable because an emergency, defined by the Securities and Exchange Commission, exists, or the New York Stock Exchange is closed or trading on such Exchange is restricted, or (ii) the Securities and Exchange Commission may by order permit postponement for the protection of persons having interests in the Separate Account, Equitable reserves the right:

   (a) to defer payment of the Account Balance of a Participant's Investment Account other than the Guaranteed Rate Account;

   (b) to defer payment of any portion of a death or disability benefit arising from an amount in a Participant's Investment Account other than the Guaranteed Rate Account, or

   (c) in the event of (a) above, to defer application of such amounts to provide any Annuity Benefit permitted under the Contract.

Payments by Equitable from the Guaranteed Rate Account pursuant to Section 3.06, Section 3.09 or Section 3.10 or any commuted payments arising from an annuity pursuant to Section 4.05 may be deferred for up to six months after receipt of a written request for such withdrawal or termination, receipt of due proof of disability or death of the Participant, or receipt of due documentation for such commutation. Interest at the applicable Guarantee Rate for the amount withdrawn will be allowed on any payment deferred for 30 days or more.

SECTION 5.07 ANNUAL NOTICE

As soon as practicable after the end of each calendar year Equitable, provided an Account is being maintained for the Participant at the end of such calendar year, will furnish the Participant with a notice showing as of a specified recent date (1) the total number of Units credited to each Investment Account other than the Guaranteed Rate Account, (2) the Unit Valu3e of such Investment Accounts, (3) the Accounts Balance of each Investment Account, (4) the sum of the Account Balances of each Investment Account, and (5) the Cash Values of the Guaranteed Rate Account.

SECTION 5.08 CONTRACT HOLDER RESPONSIBILITY

The sole responsibility of the Contract Holder is to serve as party to the Contract. The Contract Holder will have no responsibility for the administration of any plan, for payments to the Accounts, for any payments, distributions or duties hereunder. Equitable will deal with the Contract Holder in accordance with the terms and conditions of the custodial agreement pursuant to which the Contract Holder agreed to act as such and with the Contract and in such manner as the Contract Holder and Equitable may agree, without the consent of any other person.

SECTION 5.09 CERTIFICATE

Equitable will issue to each Participant an individual certificate setting forth a statement in substance of the benefits to which such Participant is entitled under the Contract. Nothing in the Contract will invalidate or impair any rights granted to a Participant in such certificates or under the New York Insurance Law.

SECTION 5.10 DISQUALIFICATION

In the event that an annuity purchased hereunder with respect to a Participant fails to qualify as an Annuity as described in Section 1.01, Equitable shall have the right, upon receiving notice of such fact before the Retirement Date, to terminate participation with respect to such Participant under the contract and pay to that Participant the sum of the Cash Values of the Participant's Guaranteed Rate Account and the Account Balances of the Participant's other Investment Accounts less a deduction for any applicable Participant Service Charge and for the appropriate part attributable to such Participant of any Federal income tax payable by Equitable which would not have been payable if such Participant had any annuity under the Contract.

SECTION 5.11 PARTICIPATION IN SURPLUS

The Contract and all other contracts in the same class of contracts shall be combined for the purpose of ascertaining the annual surplus of Equitable to be apportioned among such contracts as a dividend. Equitable shall determine the portion of such dividend to be allocated to the Contract; however, the amount thereof is expected to be minimal. Any amount allocated to the Contract shall be payable as of January 1 of the calendar year in which a dividend is apportioned. Dividends will be payable to the Participant's Account and allocated in accordance with the Account Balances in the Guaranteed Rate Accounts maintained for Participants under this Contract. Dividends will be assigned to the Guarantee of the shortest Duration to which contributions are being assigned during the Contribution Quarter when the dividend is paid.

                     RIDER TO 300 SERIES IRA CERTIFICATE

Effective as of the dates specified below, or your Participation Date, whichever is later, we have amended the Certificate issued under Group Annuity Contract AC 5361 as follows:

1. The Equitable office address on page 3 is amended as of November 1, 1985 to read as follows:

          "The Equitable Life Assurance Society
           P.O. Box 2509
           General Post Office
           New York, New York 10116."

2. In Section 1.05 entitled "Retirement Date" the following amendments are made:

    A. As of November 1, 1985 the last sentence of the first paragraph is amended to read as follows:

     "Any election for such change must be made in writing by the Participant and shall not take effect until received by

     Equitable at: The Equitable Life Assurance Society, P.O. Box 2509, General Post Office, New York, New York 10116, or any other address that Equitable designates in written notice to the Participant."

    B. As of January 1, 1985 the second paragraph is amended to read as follows:

     "Any Retirement Date must be on the first day of a calendar month and no Retirement Date shall be earlier than the date of attainment of age 59 years and six months nor later than the first day of April following the calendar year in which the Participant attains age 70 years and six months."

3. In Section 1.06 entitled "Definitions Relating to Guaranteed Rate Account" the following amendments are made:

    A. The definition of "Guarantee Rate" in the fourth paragraph thereof is amended as of February 1, 1986 by deleting the phrase "15 days" and placing in lieu thereof the phrase "10 days".

    B. The following last sentence is added to the definition of "Guarantee Withdrawal Charge" in the sixth paragraph thereof, as of January 1, 1986, to read as follows:

     "The Withdrawal Charge will be deducted from the remaining amounts in the Participant's Guarantee after the withdrawal payment is processed; except the Withdrawal Charge may be deducted from the withdrawal payment if there is an insufficient amount in the Participant's Guarantee to pay such charge."

4. In Section 3.03 entitled "Contributions" the following amendments are made:

    A. Condition number 3 is amended as of February 1, 1986 by deleting the phrase "fifteen calendar days" both places it appears and by placing in lieu thereof the phrase "twenty calendar days."

    B. A new condition number 6 is added as of January 1, 1985 to read as follows:

     "6. No contributions, other than cash contributions, will be accepted."

5. In Section 3.04 entitled "Allocations" condition number 4 is amended as of February 1, 1986 by deleting the phase "fifteen calendar days" in the second sentence thereof and by placing in lieu thereof the phrase "twenty calendar days."

6. In Section 3.05 entitled "Transfers" condition number 4 is amended as of February 1, 1986 by deleting the phrase "fifteen calendar days" in both places it appears and by placing in lieu thereof the phrase "twenty calendar days."

7. In Section 3.06 entitled "Partial Withdrawals" the second paragraph is amended as of January 1, 1986 by deleting the first sentence therein and replacing it with the following two sentences:

     "Upon partial withdrawal, Equitable will pay the Participant the lesser of (i) the amount of partial withdrawal requested or (ii) the sum of the Account

     Balance of his Investment Accounts other than the Guaranteed Rate Account. A processing charge of $5 will be deducted from the remaining Account Balances of the Participant's Investment Accounts after the partial withdrawal payment is processed; however, the processing charge may instead be deducted from the partial payment."

8. In Section 3.10 entitled "Death or Disability Benefit" the following amendments are made:

    A. As of November 1, 1985 a new last sentence is added to the first paragraph to read as follows:

     "Due proof of such death or disability must be received by Equitable at:
     The Equitable Life Assurance Society, P.O. Box 2509, General Post Office, New York, New York 10116, or any other address Equitable designates in written notice ot the Participant."

    B. The second paragraph is amended as of January 1, 1986 to read as follows:

     "Payment to the Participant or the beneficiary may be deferred by Equitable in accordance with the provisions of Section 5.06."

9. In Section 3.11 entitled "Optional Modes of Settlement" the first paragraph is amended as of January 1, 1985 to read as follows:

     "Any Participant may elect that the whole or any part of any amount that would otherwise be payable to the Participant's designated beneficiary in a single sum be paid to such beneficiary under an optional mode of settlement, subject to the provisions of Section 4.05 and to Equitable's rules in effect at the time of election. A beneficiary may make such an election after the Participant's death if no such election made by the Participant is then in effect."

10. In Section 4.02 entitled "Election and Commencement of Annuity Benefits" new paragraphs five, six and seven are added as of January 1, 1985 to read as follows:

     "Notwithstanding anything in the Certificate and the Contract to the contrary, the entire value of the Participant's Accounts (less applicable charges as determined by Equitable pursuant to the terms of the Contract and the Certificate) will be distributed or commence to be distributed no later than the Participant's Retirement Date in equal or substantially equal amounts over (a) the life of such Participant, or the lives of such Participant and his designated beneficiary, or (b) a period not extending beyond the life expectancy of such Participant, or the joint and last survivor expectancy of such Participant and his designated beneficiary.

     "If the Participant's Accounts (less applicable charges as determined by Equitable pursuant to the terms of the

     Contract and Certificate) are to be distributed in other than a lump sum, then the amount to be distributed each year (commencing with the Participant's Retirement Date and each anniversary thereafter) must be at least an amount equal to the quotient obtained by dividing the Amount Applied by the life expectancy or joint and last survivor expectancy of the Participant and his designated beneficiary.

     "Life expectancy and joint and last survivor expectancy shall be computed by use of the return multiples contained in Section 1.72-9 of the Income Tax Regulations. If permitted by Equitable pursuant to its rules in effect at the time, the life expectancy of the Participant or the joint and last survivor expectancy of the Participant and his spouse may be recalculated once each year. The life expectancy of a beneficiary other than the Participant's spouse may not be recalculated after distribution has commenced."

11. In Section 4.04 entitled "Period Distribution Option" the following amendments are made:

    A. The first paragraph is amended as of January 1, 1985 to read as follows:

     "The Participant may elect pursuant to Section 4.02 to receive the Account Balance of each of the Participant's Investment Accounts other than the Guaranteed Rate Account under the periodic distribution option. Such option, subject to the conditions set forth in the following paragraph, provides a series of monthly installment payments over a number of whole years beginning as of the Participant's Retirement Date, such number of whole years being the lesser of (i) the number of whole years designated by the Participant before the Participant's Retirement Date and (ii) the number of years equal to the greater of the life expectancy of the Participant and the joint and last survivor expectancy of the Participant and the Participant's designated beneficiary as of the Participant's Retirement Date, rounded to the next lower whole year. Life expectancy and joint and last survivor expectancy are computed by use of the return multiples contained in Section 1.72-9 of the Income Tax Regulations. If permitted by Equitable pursuant to its rules in effect at the time, the life expectancy of the Participant or the joint and last survivor expectancy of the Participant and his spouse may be recalculated once each year. The life expectancy of a beneficiary other than the Participant's spouse may not be recalculated after distribution has commenced."

    B. The last sentence of Condition number 2 is amended as of January 1, 1986 by deleting it and replacing it with the following two sentences:

     "2. The amount of each such monthly installment payment shall be determined by dividing the sum of the Account Balances of the Participant's Investment Accounts as of the first day of each such month by the number of months then remaining under the periodic distribution option. A monthly transaction charge of $1.50 will be deducted proportionately from the remaining Account Balances of the Participant's Investment Accounts after each such monthly installment payment is determined, provided, however, that the transaction charge of $1.50 may be deducted from the last payment made."

    C. Condition number 3 is amended as of January 1, 1986 to read as follows:

     "3. Each monthly installment payment will be withdrawn from the Participant's Investment Accounts in proportion to the amount of the Participant's interest in each such

     Investment Account immediately before such payment is made."

12. In Section 4.05 entitled "Payment of Benefits" the first paragraph is deleted and the following paragraphs are inserted in its place as of January 1, 1985 to read as follows:

     "With regard to any form of benefit elected in accordance with Section 4.02, if the Participant dies before the entire interest is distributed, the following distribution provisions shall apply:

     "(a) if the Participant dies after distribution of his interest in the Accounts has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death. If a distribution for a period certain in accordance with Section

          4.04 had commenced prior to the Participant's death, then the distribution shall be made to the Participant's beneficiary, limited in accordance with the option selected.

     "(b) If the Participant dies before distribution of his interest in the Accounts commences, the Participant's entire interest will be distributed in accordance with one of the following four provisions:

     "(1) The Participant's entire interest will be paid within five (5) years after the date of the Participant's death.

     "(2) If the Participant's interest is payable to a beneficiary designated by the Participant and the Participant has not elected
          (1) above, then the
          entire interest will be distributed in substantially equal installments over the life or life expectancy of the designated beneficiary commencing no later than one (1) year after the date of the Participant's death. The designated beneficiary may elect at any time to receive greater payments.

     "(3) If the designated beneficiary of the Participant is the Participant's surviving spouse, the spouse may elect within the five year period commencing with the Participant's date of death to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the date on which the deceased Participant would have attained the age of 70 1/2. The surviving spouse may accelerate these payments at any time, i.e., increase the frequency or amount of such payments.

     "(4) If the designated beneficiary is the Participant's surviving spouse, the spouse may treat the Participant's Accounts as his or her own individual retirement arrangement (IRA). This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Accounts, makes a rollover to or from such Accounts, or fails to elect any of the above three provisions.

     "(c) for purposes of the above, payments will be calculated by use of the return multiples specified in

          Section 1.72-9 of the Income Tax Regulations. Life expectancy of a surviving spouse may be recalculated annually if Equitable allows such recalculation pursuant to its rules in effect at the time. In the case of any other designated beneficiary, life expectancy will be calculated at the time payment first commences and payments for any 12-consecutive month period will be based on such life expectancy minus the number of whole years passed since distribution first commenced.

     "(d) For purposes of this requirement, any amount paid to a child of the Participant will be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority."

13. In Section 5.04 entitled "Beneficiary" the fifth paragraph is amended as of January 1, 1985 to read as follows:

     "If the Participant so elects in writing, any amount that would otherwise be payable to the beneficiary in a single sum may be applied to provide an Annuity Benefit, on the form of annuity elected by the Participant with respect to the beneficiary subject to the provisions of
     Section 4.05 and to Equitable's rules then in effect. If at the death of a Participant there is no election in effect to apply the Death Benefit to provide an Annuity Benefit, the beneficiary may make such an election subject to the provisions of Section 4.05 and Equitable's rules then in effect."